Exhibit 10.1
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (“Agreement”) is made as of August 25, 2010, by and between ROYAL BANCSHARES OF PENNSYLVANIA, INC., a Pennsylvania business corporation and registered bank holding company (“Seller”), and EDWARD E. SHIN, an adult individual and resident of the Commonwealth of Pennsylvania, on behalf of himself and a group of individual Korean-American investors (collectively, “Buyer”).
BACKGROUND:
     1. Seller owns 5,000,000 shares (the “Shares”) of the outstanding common stock, $1.00 par value per share (the “Common Stock”), of Royal Asian Bank (“RAB”);
     2. Edward E. Shin (“Shin”), President and Chief Executive Officer of RAB since its commencement of operations as a separate wholly owned banking subsidiary of Seller in July 2006, presently owns beneficially 312,500 shares of the Common Stock, pursuant to a grant of restricted stock under the Royal Asian Bank 2008 Long-Term Incentive Plan evidenced by a restricted stock agreement, dated November 4, 2008 (the “Shin Restricted Stock Agreement”), of which 125,000 shares of Common Stock have vested and are outstanding on the date hereof;
     3. Buyer has represented to Seller that Buyer has raised capital in an amount sufficient to permit Buyer to acquire the Shares and maintain RAB’s status as “well capitalized” thereafter under the regulations of the applicable Governmental Entities;
     4. Seller desires to sell and transfer to Buyer, and Buyer desires to purchase, all of the Shares on the terms and conditions hereinafter set forth.
AGREEMENT
     NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants, and agreements hereinafter contained and intending to be legally bound, the parties hereby agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, capitalized terms used herein have the meanings specified or referred to in Appendix A attached hereto.
2. SALE AND TRANSFER OF SHARES; CLOSING
     2.1 Purchase and Sale of Shares; Purchase Price
     Subject to the terms and conditions of this Agreement, at the Closing (as such term is hereinafter defined in Section 2.2), Seller will sell and transfer all of the Shares to Buyer, and Buyer will purchase the Shares from Seller for an aggregate purchase price (the “Purchase Price”) in an amount equal to (i) RAB’s total shareholders’ equity, determined in accordance with generally accepted accounting principles (“GAAP”) as of the end of the calendar month immediately preceding the month in which the Closing Date (as such term is hereinafter defined in Section 2.2) occurs, plus (ii) any amounts payable by Buyer pursuant to Section 6.4 of this Agreement (relating to the Flushing Branch office location of RAB), to be paid as follows:
          (a) $3,750,000.00 in cash by wire transfer of immediately available funds concurrently with the execution of this Agreement;
          (b) a credit in the amount of $250,000.00 for the downpayment previously paid by Buyer in connection with that certain stock purchase agreement, dated September 24, 2009, as amended;
          (c) a credit for the positive difference between the outstanding loan amount and the amount reserved therefor (inclusive of amounts charged-off and unapplied interest payments) as of the end of the calendar month immediately preceding the month in which the Closing Date occurs with respect to the following loans:
               (i) Note No: 500181;
               (ii) Note No: 500421;
               (iii) Note No: 500385; and
               (iv) Note No: 500341;
which loans (including all documentation and collateral and related specific reserves) will be assigned to RBA at Closing; and
          (d) the balance of the Purchase Price in cash by wire transfer of immediately available funds at Closing.
By way of clarification, no consideration shall be payable for any shares of Common Stock owned by Shin at the Closing Date, which shares of Common Stock shall remain issued and outstanding after the Closing Date and which shares of Common Stock shall not be deemed to be part of or included in the Contemplated Transactions.
     2.2 Closing
     The closing for the purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place at the offices of Seller’s counsel at 620 Freedom Business Center, King of Prussia, Pennsylvania, on a date (the “Closing Date”) mutually selected by the Seller and the Buyer which is within ten (10) business days after satisfaction of all conditions to Closing set forth herein, or at such other time and place as the parties may agree.
     2.3 Closing Deliveries
     At the Closing:
          (a) Seller will deliver (or cause to be delivered) to Buyer:

               (i) a stock certificate or certificates representing the Shares, duly endorsed by Seller (or accompanied by duly executed stock powers);
               (ii) separate letters, in form and substance reasonably satisfactory to Buyer, pursuant to which those officers and directors designated by Buyer, if any, will resign their positions as of the Closing;
               (iii) a legal opinion of Stevens & Lee, P.C., counsel to Seller, covering matters customary for the type of transaction contemplated by the Agreement and which is reasonably satisfactory to counsel to Buyer;
               (iv) all files, books and records, wherever located, which pertain to the business, including corporate minute books, books of account, general, financial, tax and personnel records, sales, advertising and promotional literature, invoices, supplier lists and other documents and rights relating thereto; and
               (v) a certificate executed by an executive officer of Seller, without personal liability, (i) representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) including a certified copy of resolutions of the board of directors of Seller authorizing the execution and performance by Seller of this Agreement and its obligations hereunder.
          (b) Buyer will deliver (or cause to be delivered) to Seller:
               (i) the balance of the Purchase Price, as specified in Section 2.1(d) in immediately available funds by wire transfer to an account specified by Seller;
               (ii) a legal opinion of Waldman Law Group, P.C., counsel to Buyer, covering matters customary for the type of transaction contemplated by the Agreement and which is reasonably satisfactory to counsel to Seller; and
               (iii) a certificate executed by an executive officer of Buyer, without personal liability, (i) representing and warranting to Seller that each of Buyer’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) including a certified copy of resolutions of the board of directors of Buyer authorizing the execution and performance by Buyer of this Agreement and its obligations hereunder.
3. REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:

     3.1 Organization and Good Standing
          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. Seller has the corporate power and authority to own or lease all of its properties and assets, including RAB, and to carry on its business as it is now being conducted.
          (b) RAB is a bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. RAB received a certificate of authority from the Pennsylvania Department of Banking (the “PDOB”) to operate as a commercial bank, and such certificate has not been revoked, rescinded, amended, qualified or otherwise adversely limited by the PDOB. RAB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.
          (c) RAB does not own, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). There are no subsidiaries of RAB. The deposits of RAB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law.
          (d) To the knowledge of Seller, the minute books of RAB accurately record, in all material respects, all material corporate actions of the shareholders and board of directors (including committees) of RAB, in accordance with the business practices of RAB.
          (e) RAB is not in violation of its articles of incorporation or bylaws, as in effect on the date hereof.
     3.2 Authority, No Conflict
     Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement and the other documents or instruments to be delivered by Seller hereunder have been or will be duly executed and delivered by Seller and are or will be valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (including those relating to fraudulent conveyances and transfers). The execution, delivery and performance of this Agreement by Seller will not conflict with, or result in, or constitute a breach or default of the terms, conditions or provisions of the articles of incorporation or bylaws of Seller or any material instrument, agreement, mortgage, deed of trust, judgment, order, award or decree or other restriction to which Seller is a party or by which Seller or any of the Shares are bound.
     3.3 Title; Capitalization
          (a) The authorized capital stock of RAB consists of 10,000,000 shares of Common Stock and no shares of preferred stock. As of the date of this Agreement, there were 5,125,000 shares of Common Stock outstanding and no shares of Common Stock held in treasury. As of the date of this Agreement, to the knowledge of Seller, no shares of Common Stock were reserved for issuance, except for an aggregate of 1,250,000 shares of Common Stock reserved for possible issuance under the Royal Asian Bank 2008 Long-Term Incentive Plan. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, to the knowledge of Seller, except as set forth above and except for 187,500 shares of Common Stock remaining to be issued to Shin under the Shin Restricted Stock Agreement (after giving effect to the 125,000 shares of Common Stock which are issued under the Shin Restricted Stock Agreement which vested on November 4, 2008 and November 4, 2009), RAB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Common Stock or any other equity securities of RAB or any securities representing the right to purchase or otherwise receive any shares of RAB capital stock.
          (b) Seller owns, of record and beneficially, all of the Shares. Seller does not have any rights to subscribe for or purchase any additional shares of Common Stock or any other equity securities of RAB. At the Closing, (A) the Shares will be transferred to Buyer free and clear of all pledges, contractual restrictions on transfer, security interests, liens, claims and encumbrances of any nature whatsoever and there will not be any outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements, contracts, rights or other obligations granted by Seller of any nature whatsoever (contingent or otherwise) to purchase or otherwise acquire from Seller all or any portion of the Shares or any securities convertible into shares of capital stock of RAB and (B) the Shares will not be the subject of a voting trust, voting agreement, shareholders’ agreement or other similar arrangement entered into by Seller, or binding upon Seller or any of the Shares.
     3.4 Consents and Approvals
     No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by Seller, or, subject to the consents, approvals, filings and registrations from or with the Governmental Entities referred to in Section 4.4 hereof and compliance with any conditions contained therein, the consummation by Seller of the Contemplated Transactions applicable to it.
     3.5 Taxes
          (a) RAB is a member of the same affiliated group within the meaning of IRC Section 1504(a) of which Seller is a common parent. Seller has filed or caused to be filed, and will file or cause to be filed, all material federal, state and local tax returns required to be filed by or with respect to RAB, either separately or as a result of RAB being a member of an affiliated group of corporations, on or prior to the Closing Date. RAB has paid or will pay, or made or will make, provisions for the payment of, all federal, state and local Taxes which are shown on such returns to be due for the periods covered thereby from RAB (including, without limitation, any obligations to contribute to the payment of a Tax determined on an affiliated, consolidated, combined or unitary basis with respect to any affiliated, consolidated, combined or unitary group) to any applicable taxing authority, on or prior to the Closing Date other than taxes which:

               (i) are not delinquent or are being contested in good faith, or
               (ii) have not been finally determined.
          (b) To the Knowledge of Seller, there are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon RAB, nor has RAB been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.
          (c) To the Knowledge of Seller, proper and accurate amounts have been withheld by RAB from its employees for all prior periods in compliance in all material respects with the Tax withholding provisions of applicable federal, state and local laws.
     3.6 Legal Proceedings
     Seller is not a party to any, and there are no pending or, to the Knowledge of Seller, threatened Proceedings or governmental inquiries of any nature:
          (a) challenging the validity or propriety of any of the Contemplated Transactions; or
          (b) which could materially adversely affect the ability of Seller to perform its obligations under this Agreement.
     3.7 Brokers and Finders
     Neither Seller, nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions.
     3.8 Information to be Supplied
     The information supplied by Seller for inclusion in any requisite regulatory application will, at the time each such document is filed with any Governmental Entity and up to and including the dates of any required regulatory approvals or consents, as such applications may be amended by subsequent filings, be accurate in all material respects.
4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     4.1 Organization and Good Standing
     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. On the Closing Date, Buyer will be a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

     4.2 Authority, No Conflict
     Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement and the other documents or instruments to be delivered by Buyer hereunder have been or will be duly executed and delivered by Buyer and are or will be valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (including those relating to fraudulent conveyances and transfers). The execution, delivery and performance of this Agreement by Buyer will not conflict with, or result in, or constitute a breach or default of the terms, conditions or provisions of the articles of incorporation or bylaws of Buyer or any material instrument, agreement, mortgage, deed of trust, judgment, order, award or decree or other restriction to which Buyer is a party or by which Buyer is bound.
     4.3 Source of Funds
     Buyer has heretofore conducted a private placement of securities pursuant to which it has raised a sufficient amount of capital necessary to allow it to acquire the Shares and maintain RAB’s status as “well capitalized” after the Closing Date under the regulations of the applicable Governmental Entities. Buyer represents and warrants that it will maintain the capital necessary to close the Contemplated Transactions and maintain RAB’s status as “well capitalized” under the regulations of the applicable Governmental Entities. Buyer further represents and warrants that investors in Buyer as of the date of this Agreement have received a copy of, and have been advised of the material terms of, this Agreement prior to the date hereof. Buyer has delivered to Seller, concurrently with the execution hereof, a schedule containing a true and correct listing of all investors in Buyer as of the date of this Agreement (together with the dates of investment, the amounts invested, and any materials terms or conditions of the investment), and a separate written acknowledgement, in form satisfactory to Seller, indicating that such investor has received and reviewed a copy of this Agreement with counsel and that such investor has read and understands the Buyer Termination Fee provisions referenced in Section 10.2(b). Buyer further represents and warrants that the amounts listed on the separate investor schedule provided for in this Section 4.3 constitute irrevocable cash investments in Buyer for the purpose of completing the Contemplated Transactions on the terms contained herein.
     4.4 Consents and Approvals
     Except for any required approvals of the transactions contemplated by this Agreement by the PDOB, the FDIC and the Board of Governors of the Federal Reserve System (the “FRB”), and compliance with any conditions contained therein, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, including the PDOB, FDIC and FRB, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by Buyer of this Agreement and (B) the consummation by Buyer of transactions contemplated hereby. As of the date of this Agreement, Buyer does not know of any reason why any required approval of a Governmental Entity will not be obtained on a timely basis or will be received with conditions, limitations or restrictions that would reasonably be expected to adversely impact Buyer’s ability to complete the Contemplated Transactions. In addition, without limiting the immediately preceding sentence, Buyer has no reason to believe that any proposed investor in Buyer (as a result of the Buyer’s identity of the proposed amount of investment) will cause any required approval of a Governmental Entity not be obtained on a timely basis or to be received with conditions, limitations or restrictions that would reasonably be expected to adversely impact Buyer’s ability to complete the Contemplated Transactions.
     4.5 Buyer’s Knowledge and Familiarity with the Business and Operations of RAB
     BUYER, THROUGH ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER, WHO HAS SERVED AS A DIRECTOR AND AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF RAB SINCE ITS ORGANIZATION, FULLY AND COMPLETELY UNDERSTANDS, AND IS FAMILIAR WITH, THE BUSINESS, OPERATIONS, ASSETS, COMMITMENTS, CONTRACTS, LIABILITIES (ABSOLUTE, CONTINGENT OR OTHERWISE) AND PROSPECTS OF RAB AND THE RESPECTIVE BOOKS, RECORDS, FINANCIAL INFORMATION AND DOCUMENTS RELATED TO RAB. BUYER ACKNOWLEDGES THAT BUYER POSSESSES SUCH INFORMATION AS BUYER DEEMS NECESSARY TO CAUSE BUYER TO REACH AN INFORMED DECISION TO PURCHASE THE SHARES AND TO OTHERWISE PERFORM ITS OBLIGATIONS PURSUANT TO THE TERMS OF THIS AGREEMENT. ACCORDINGLY, (i) BUYER IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED BY OPERATION OF LAW OR OTHERWISE, EXCEPT FOR THOSE SPECIFICALLY SET FORTH IN SECTION 3 OF THIS AGREEMENT AND (ii) BUYER HAS ADVISED SELLER THAT IT IS NOT NECESSARY AND THAT BUYER DOES NOT INTEND TO UNDERTAKE ANY ADDITIONAL DUE DILIGENCE EXAMINATION OF RAB.
     4.6 Legal Proceedings
     Buyer is not a party to any, and there are no pending or, to the Knowledge of Buyer, threatened Proceedings or governmental inquiries of any nature:
          (a) challenging the validity or propriety of any of the Contemplated Transactions; or
          (b) which could materially adversely affect the ability of Buyer to perform its obligations under this Agreement.
     4.7 Brokers and Finders
     Neither Buyer nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions.

     4.8 Information to be Supplied
     The information supplied by Buyer for inclusion in any requisite regulatory application will, at the time each such document is filed with any Governmental Entity and up to and including the dates of any required regulatory approvals or consents, as such applications may be amended by subsequent filings, be accurate in all material respects.
5. COVENANTS OF SELLER PRIOR TO CLOSING DATE
     5.1 Operation of the Business of RAB During Executory Period. Except as otherwise contemplated or permitted by this Agreement, or at the direction of a Governmental Entity of competent jurisdiction (which direction Seller shall cause to be promptly sent to Buyer in accordance with Section 12.5 of this Agreement), during the period from the date of this Agreement to the Closing Date, Seller shall not cause or permit RAB, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) to:
          (a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or, directly or indirectly, sell or otherwise dispose of, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock; or (iii) issue or commit to issue any additional shares of capital stock, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;
          (b) enter into any new line of business;
          (c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity, except (i) in the ordinary course of business consistent with past practice, or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement;
          (d) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;
          (e) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of RAB, except as may be required pursuant to the terms of any plan or agreement, except in the case of non-officer employees, merit increases in the ordinary course of business consistent with past practice; (ii) establish, adopt, enter into, amend or terminate any employee benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a plan if it were in existence as of the date of this Agreement; or (iii) grant any severance or termination pay (other than pursuant to plans or agreements of RAB in effect on the date hereof) or enter into or amend any employment, consulting, severance, “change-in-control”

or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with RAB ;
          (f) other than expenditures budgeted in RAB’s capital expenditure budget, unplanned capital expenditures as reasonably determined by RAB for casualty loss and repair and replacement of damaged property, plant and equipment, or expenditures approved in advance in writing by Shin, make any capital expenditures in excess of $25,000.00 in the aggregate;
          (g) make application for the opening or relocation of any, or open or relocate any, branch office;
          (h) except in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money, or (B) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person (other than the endorsement of checks and other negotiable instruments in the normal process of collection);
          (i) amend its articles of incorporation, bylaws or similar governing documents;
          (j) make any changes in its accounting methods or method of tax accounting, practices or policies, except as may be required under GAAP as concurred in by RAB’s independent public accountants;
          (k) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except in the ordinary course of business consistent with past practice or as may be required by changes in applicable law or regulations, as may be required by GAAP, or as may be required by a Governmental Entity;
          (l) waive or release any rights of material value, or materially modify or amend any material Contract to which RAB is a party, in each case other than in the ordinary course of business consistent with past practice;
          (m) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; or
          (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1.
     5.2 Notification
     Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of Seller’s representations and warranties as of the date of this Agreement, or if the Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) (i) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition or (ii) be reasonably likely to cause a condition to Closing not to be satisfied or to be materially delayed. Seller shall have fifteen (15) days to cure any breach after notice to Buyer of any breach unless such breach is not capable of cure within such time period.
     5.3 No Negotiation of Sale of RAB
     Until such time, if any, as this Agreement is terminated pursuant to Section 10, Seller will not, and will cause RAB and each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any Person (other than Buyer) relating to any transaction involving the sale of substantially all of the business or assets of RAB, or any of the capital stock of RAB, or any merger, consolidation, business combination, or similar transaction involving RAB. Buyer acknowledges that Seller has filed regulatory applications with the applicable Governmental Entities for the merger of RAB with and into Royal Bank America, a wholly owned banking subsidiary of Seller, and that such applications are pending. Seller agrees to forbear completing the merger of RAB with and into Royal Bank America pending the first to occur of (i) completion of the Contemplated Transactions or (ii) termination of this Agreement, and to notify the applicable Governmental Entities of the execution of this Agreement and the pendency of the Contemplated Transactions. Notwithstanding the foregoing sentence, Seller shall be permitted to continue to take any and all actions necessary in Seller’s judgment to cause the merger of RAB with and into Royal Bank America in the event that the Contemplated Transactions are not completed for any reason, including, without limitation, responding to requests for additional information from Governmental Entities, or requesting extensions of any approvals received from Governmental Entities.
     5.4 Best Efforts
     Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause its conditions to Closing to be satisfied.
6.	COVENANTS OF BUYER PRIOR TO CLOSING DATE
     6.1 Approvals of Governmental Entities
     As promptly as practicable, but in no event more than thirty-five (35) days after the date of this Agreement, Buyer will make all filings with Governmental Entities required by applicable Legal Requirements to consummate the Contemplated Transactions. Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use Best Efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Contemplated Transactions and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Seller and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller, Buyer (including any proposed director, officer or equity holder of Buyer) or RAB, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the Contemplated Transactions and each party will keep the other apprised of the status of matters relating to consummation of the Contemplated Transactions. Seller and Buyer shall promptly furnish each other with copies of all written communications received by Seller or Buyer, as the case may be, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Contemplated Transactions. Without limiting the foregoing, Buyer shall immediately notify Seller of any request by a Governmental Entity for additional information with respect to any filing, and of any adverse developments, whether communicated orally or in writing by a Governmental Entity, with respect to a filing.
     6.2 Notification
     Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of the Buyer’s representations and warranties as of the date of this Agreement, or if the Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) (i) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition or (ii) be reasonably likely to cause a condition to Closing not to be satisfied or to be materially delayed. Buyer shall have fifteen (15) days to cure any breach after notice to Seller of any breach unless such breach is not capable of cure within such time period.
     6.3 Best Efforts
     Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause its conditions to Closing to be satisfied.
     6.4 Flushing Branch Office
     (a) Buyer has heretofore requested that Seller not take any action to close RAB’s branch office located in Flushing, New York (the “Flushing Branch”), including without limitation sending any required 90-day regulatory notice letters to customers, pending negotiation and execution of this Agreement and completion of the Contemplated Transactions. Seller heretofore agreed to forbear on taking any further actions to close the Flushing Branch provided that Buyer agree to reimburse Seller for any amounts paid or payable by RBA or Seller to the lessor of the property on which the Flushing Branch is located for periods after August 31, 2010. Accordingly, in consideration of Seller’s agreement to forbear on taking any further action to close the Flushing Branch, Buyer hereby confirms its agreement to reimburse Seller for any amounts paid or payable by RBA, Seller or any of their respective affiliates to the lessor of the property on which the Flushing Branch is located for periods after August 31, 2010 whether or not the Contemplated Transactions are completed for any reason. Such amounts will be payable (i) as a dollar-for-dollar increase in the Purchase Price at Closing, or (ii) promptly (and in any event no later than 5 calendar days) after Seller’s demand therefor in any other case.
          (b) The foregoing to the contrary notwithstanding, the parties hereto acknowledge and agree that Buyer has heretofore paid Seller two months rent for the Flushing Branch, representing the monthly rental obligation for the months ended September 30, 2010 and October 31, 2010 in the aggregate amount of $44,449.28. The parties agree that such prepayment by Buyer to Seller discharges any obligation of Buyer to pay or reimburse Seller for rental payments for such two months under this Section 6.4 or otherwise.
7. CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATION TO CLOSE
     The respective obligations of each party to effect the Contemplated Transactions at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller or Buyer, as applicable, in whole or in part) :
     7.1 Regulatory Approvals
     All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
     7.2 No Injunctions or Restraints; Illegality
     No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Contemplated Transactions.
     7.3 Back Office Operations
     Buyer, Seller and Royal Bank America, a wholly-owned subsidiary of Seller (“RBA”), shall have entered into a mutually acceptable written service agreement pursuant to which Seller or RBA shall continue to provide to RAB, at no cost to RAB, certain designated back-office operations and related services for a period not to exceed six months from the Closing Date on the terms and conditions set forth therein. Notwithstanding the prior sentence, Buyer agrees to use its Best Efforts to cause such written service agreement to be terminated no more than three months from the Closing Date.
8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
     Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1 Accuracy of Representations
     The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such specified date); and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to the foregoing effect.
     8.2 Buyer’s Performance of Obligations
     Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.
     8.3 Shin Wavier of Change in Control Payment
     Shin shall have waived any rights to receive any change in control or other payment under his employment agreement, dated February 22, 2007, with respect to or as a result of the Contemplated Transactions.
9. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     9.1 Accuracy of Representations
     The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such specified date); and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to the foregoing effect.
     9.2 Seller’s Performance of Obligations
     Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to such effect.

     9.3 Loan Loss Reserve
     All RAB loans which are on non-accrual status as of the Closing Date shall have current appraisal values (less than twelve months) as of the last day of the month immediately preceding the month in which the Closing Date occurs.
10. TERMINATION
     10.1 Termination Events
     This Agreement may by notice be terminated:
          (a) by either Seller or Buyer at any time if (i) any Governmental Entity which must grant a requisite regulatory approval has denied approval of the Contemplated Transactions, requested that an application submitted for a requisite regulatory approval be withdrawn, or notified or advised any party that such Governmental Entity will not grant (or intends to rescind or revoke if previously approved) any requisite regulatory approval with respect to the Contemplated Transactions, or (ii) any Governmental Entity imposes a condition in connection with approval of the Contemplated Transactions which, in the good faith judgment of Seller or Buyer, will materially impair the ability of Buyer to complete the Contemplated Transactions; or (iii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.1(a) if the denial or order referred to above shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any of its covenants or agreements set forth herein; or
          (b) by either Buyer or Seller at any time, if a breach of any material representation, warranty or obligation contained in this Agreement has been committed by the other party and such breach has not been cured as permitted hereby or waived; or
          (c) (i) by Buyer at any time if any of the conditions to Buyer’s obligation to complete the Closing specified in Sections 7 or 9 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with their obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller at any time, if any of the conditions to Seller’s obligation to complete the Closing specified in Sections 8 or 9 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or
          (d) by the mutual consent of Buyer and Seller at any time; or
          (e) by either Buyer or Seller on or after December 30, 2010, if the Closing has not occurred for any reason (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before such date, or such later date as the parties may agree in writing.

     10.2 Effect of Termination
          (a) In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, or any of their respective Affiliates shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 10.2 and Sections 6.4, 11.2, 12.2, 12.3 and 12.4 shall survive any termination of this Agreement, (ii), notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement, and (iii) Seller shall be entitled to receive or retain the amounts set forth in Section 10.2(b) under the circumstances described therein.
          (b) Buyer acknowledges that Seller has, at Buyer’s request, extended the time in which Seller is willing to complete the Contemplated Transactions in order to permit Buyer to complete its financing of the Contemplated Transactions and to obtain the approval of required Governmental Entities therefor, and that Seller has agreed to forbear on pursuing other alternative transactions with respect to RAB pending completion of the Contemplated Transactions. Seller and Buyer have agreed that, in the event this Agreement is terminated for any reason (including without limitation by either Buyer or Seller pursuant to Section 10.1(a) or by Seller pursuant to Section 10.1(e)) other than a termination by Buyer pursuant to Section 10.1(b) as a result of a breach by Seller of any material representation, warranty or obligation of Seller, Seller will suffer damages for, among other things, loss of alternative transactions, and that it will be difficult to ascertain the extent of those damages. In consideration of Seller’s agreement to extend the time to complete the Contemplated Transactions and to enter into this Agreement, Seller shall retain the Purchase Price downpayment of $3,750,000.00 referenced in Section 2.1(a) as a termination fee (the “Buyer Termination Fee”). FOR THE AVOIDANCE OF DOUBT, THE PARTIES HAVE MUTUALLY AGREED THAT, IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY BUYER OR SELLER FOR ANY REASON OTHER THAN A BREACH BY SELLER OF ANY MATERIAL REPRESENTATION, WARRANTY OR OBLIGATION OF SELLER HEREUNDER, SELLER SHALL BE ENTITLED TO RETAIN THE ENTIRE AMOUNT OF THE BUYER TERMINATION FEE OF $3,750,000.00 AND THAT, IN SUCH EVENT, NO PORTION OF THE BUYER TERMINATION FEE SHALL BE REFUNDABLE TO BUYER OR ANY OTHER PERSON FOR ANY REASON.
          (c) Seller agrees that payment of the Buyer Termination Fee (plus any amounts payable by Buyer pursuant to Section 6.4 of this Agreement relating to the Flushing Branch office of RAB) shall be the sole and exclusive remedy of Seller for any termination of this Agreement pursuant to Section 10.2(b) in the absence of a willful breach of this Agreement by Buyer.
          (d) As a further inducement for Seller to enter this Agreement, in the event of any claim, demand, action or proceeding at any time by Buyer or any other person against Seller or any of its affiliates, directors, officers, employees, agents or controlling persons (each a “Seller Indemnified Party”) relating in any manner to the Buyer Termination Fee, Buyer agrees to indemnify and hold harmless the Seller Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding relating to the Buyer Termination Fee, whether or not the Seller Indemnified Party is a party to such claim, action or proceeding and whether or not Buyer or such other person is successful on the merits of such claim, action or proceeding. In the event that Buyer or any other person is successful on the merits of such claim, action or proceeding relating to the Buyer Termination Fee, and Seller is required to return any portion of the Buyer Termination Fee as a result of a final judgment of a court of competent jurisdiction, Seller shall be entitled to deduct any amounts payable to any Seller Indemnified Party under this Section 10.2(d) from any portion of the Buyer Termination Fee required to be paid by Seller to Buyer or any other person.
11. POST-CLOSING COVENANTS
     11.1 Cooperation; Post-Closing Access to Information.
          (a) The parties will cooperate with and provide such further assurances to each other as are reasonably necessary or requested to perfect (of record or otherwise) and effectively transfer title to the Shares to Buyer.
          (b) Buyer shall preserve until at least the fifth (5th) anniversary of the Closing Date any records relating to the business of RAB as it is required to maintain by law. After the Closing Date, where there is a legitimate business reason or purpose, Buyer shall cause RAB to provide Seller access, upon reasonable written notice specifying the reason therefor, during normal business hours, to (i) the officers and employees of RAB and (ii) to any books of account or records of RAB, but, in each case, only to the extent relating to the assets, liabilities or business of RAB prior to the Closing Date, and Seller and its representatives shall have the right to make copies of such books of account and records at their sole cost and expense; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to unreasonably interfere with the business and operations of RAB and any information obtained by Seller in accordance with this Section 11.1(b) shall be subject to the provisions of Section 11.2(a) of this Agreement.
     11.2 Treatment of Confidential Information
          (a) Seller acknowledges that it has or may have had in the past, and in the future may have, access to confidential information of RAB and/or Buyer, including customer lists, files, records, products, technical information, sales activities, procedures, promotion, pricing techniques, business plans, dealer lists and credit and financial data concerning customers. Seller agrees that it will keep confidential all such confidential information and, except with the specific prior written consent of Buyer, will not disclose such confidential information to any person except: (i) Representatives of Buyer or (ii) its own Representatives, provided that such Representatives acknowledge the confidentiality provisions of this Section. Confidential information shall not include (A) information that becomes known to the public generally through no fault of Seller, (B) information required to be disclosed by the terms of this Agreement or by law or by inquiry from or Order of any Governmental Entity under color of law, provided that prior to disclosing any information pursuant to this clause (B), Seller shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure, or (C) such information that the disclosing party reasonably believes the disclosure of which is required in connection with the defense of a lawsuit against Seller.

Because of the difficulty of measuring the economic loss that may be incurred as a result of the breach of the covenants above, and because of the immediate and irreparable damage that would be caused for which the injured party would have no other adequate remedy, Seller agrees that Buyer and/or RAB may enforce the provisions of this Section by injunctions and restraining orders against it. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedy available at law or in equity for such breach or threatened breach, including the recovery of damages.
          (b) Buyer acknowledges that it has had access to confidential information of RAB and its customers and Seller and agrees that, in the event that this Agreement is terminated pursuant to Section 10 for any reason, Buyer will, and will cause its affiliates to, keep confidential all such confidential information and, except with specific prior written consent of Seller, will not disclose such confidential information to any Person or use such information for the benefit of any Person. Confidential information shall not include (A) such information that becomes known to the public generally through no fault of Buyer, (B) information required to be disclosed by the terms of this Agreement or by law or by inquiry from or Order of any Governmental Entity under color of law, provided that prior to disclosing any information pursuant to this clause (B), Buyer shall, if possible, give prior written notice thereof to Seller and provide Seller with the opportunity to contest such disclosure, or (C) such information that Buyer reasonably believes the disclosure of which is required in connection with the defense of a lawsuit against Buyer. Because of the difficulty of measuring the economic loss that may be incurred as a result of the breach of the covenants above, and because of the immediate and irreparable damage that would be caused for which the injured party would have no other adequate remedy, Buyer agrees that Seller and/or RAB may enforce the provisions of this Section by injunctions and restraining orders against it. Nothing herein shall be construed as prohibiting Seller from pursuing any other remedy available at law or in equity for such breach or threatened breach, including the recovery of damages.
          (c) The obligations of the parties under this Section shall survive the termination of this Agreement.
     11.3 Tax Returns
          Buyer agrees not to amend or otherwise change any tax return for any period ending prior to the Closing Date, or otherwise make any election or similar accounting method change that would have the effect of retroactively increasing any tax liability of Seller.
     11.4 Use of Name
          Seller and its Affiliates acknowledge that RAB shall have the right to continue using the name “Royal Asian Bank” following the Closing Date.
     11.5 Buyer’s Board Composition
          Subject to the regulations of the applicable Governmental Entities, the boards of directors of RAB and Buyer after the Closing Date shall not include any interlocking directors with Seller or Royal Bank America, or any person who would have any contractual conflicts with Seller or Royal Bank America.
12. GENERAL PROVISIONS
     12.1 Survival of Representations, Warranties and Agreements
          All representations, warranties, covenants, and obligations in or delivered in connection with this Agreement and the other Transaction Documents will survive the Closing, provided that all representations and warranties of the parties shall expire twelve (12) months after the Closing Date.
     12.2 Expenses
          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party expressly provided herein arising from a breach of this Agreement by another party.
     12.3 Public Announcements; Filings
          Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time, in such manner and such form and content as Seller and Buyer shall mutually determine, provided that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law. Seller and Buyer will consult with each other concerning the means by which RAB’s employees, customers, and suppliers and others having dealings with RAB will be informed of the Contemplated Transactions.
     12.4 Confidentiality
          Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence any written, oral, or other information obtained in confidence from another party or from RAB in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with a request from a Governmental Entity or in connection with legal proceedings.
     12.5 Notices
          All notices, Consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
Seller:
Royal Bancshares of Pennsylvania, Inc.
732 Montgomery Avenue
Narberth, Pennsylvania 19072
Attention: Robert R. Tabas, Chairman
Facsimile No.: (215) 790-1111
With a copy to:
David W. Swartz
Stevens & Lee, P.C.
111 North Sixth Street
P.O. Box 679
Reading, Pennsylvania 19603-0679
Facsimile No.: (610) 988-0815
Buyer:
Edward E. Shin
c/o Waldman Law Group, P.C.
3 Park Plaza
Wyomissing, Pennsylvania 19610
Attention: Jay W. Waldman, Esquire, Counsel
Facsimile No.: (610) 898-8050
With a copy to:
Jay W. Waldman
Waldman Law Group, P.C.
3 Park Plaza
Wyomissing, Pennsylvania 19610
Facsimile No.: (610) 898-8050
     12.6 Further Assurances
          The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     12.7 Waiver
          Subject to the limits set forth herein, (a) the rights and remedies of the parties to this Agreement are cumulative and not alternative, (b) neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and, no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     12.8 Entire Agreement and Modification
          This Agreement supersedes all prior oral and written communications, information, disclosures, bid documents, and agreements between the parties with respect to its subject matter (including memoranda, draft term sheets, letters of intent, and other correspondence relating thereto) and constitutes (along with the Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     12.9 Assignments, Successors, and No Third-Party Rights
          Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, personal representatives, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (or their heirs, personal representatives, successors and permitted assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, personal representatives, successors and assigns.
     12.10 Severability
          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     12.11 Section Headings, Construction
          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     12.12 Time of Essence
          With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     12.13 Governing Law
          This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.
     12.14 Counterparts
          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
By:	/s/ James J. McSwiggan
	Name:	James J. McSwiggan
	Title:	President and COO

EDWARD E. SHIN, on behalf of himself and a group of individual Korean-American investors
By:	/s/ Edward E. Shin

Appendix A
     “Affiliate”—an affiliate of, or person affiliated with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
     “Best Efforts”—the efforts that a prudent and commercially reasonable Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a material adverse effect on the benefits to such Person of this Agreement and the Contemplated Transactions, or would otherwise cause a material adverse effect on such Person.
     “Buyer”—as defined in the first paragraph of this Agreement.
     “Buyer Termination Fee”—as defined in Section 10.2(b).
     “Closing”—as defined in Section 2.2.
     “Closing Certificates”—the certificates delivered at Closing pursuant to this Agreement.
     “Closing Date”—the date and time as of which the Closing actually takes place.
     “Common Stock”—as defined in the Recitals of this Agreement.
     “Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:
               (a) the sale of the Shares by Seller to Buyer;
               (b) the execution and delivery of the Transaction Documents.
     “Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral) for the breach of which the law gives a remedy.
     “Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “FDIC”—as defined in Section 3.1(c).
     “Flushing Branch” — as defined in Section 6.4.
     “FRB”—as defined in Section 4.4.

     “GAAP” — accounting principles generally accepted in the United States of America, consistently applied in accordance with prior practice.
     “Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Entity”—as defined in Section 4.4, plus any:
          (a) federal, state, local, municipal or other government within the United States; or
          (b) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature within the United States.
     “Intellectual Property Rights” — as defined in Section 3.9.
     “IRC” — the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.
     “IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, senior executive, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter.
     “Legal Requirement”—any federal, state, local, municipal, or other administrative order, constitution, law, ordinance, principle of common law, regulation or statute of the United States or its Governmental Entities.
     “Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” unless:
          (a) such action is required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is required to be specifically authorized by the parent company (if any) of such Person; or

          (b) (i) such action is materially inconsistent with the past practices of such Person and is not taken in the normal day-to-day operations of such Person; and
               (ii) such action is not similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “PDOB”—as defined in Section 3.1(b).
     “Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
     “Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” —as defined in Section 2.1.
     “RAB” —as defined in the Recitals of this Agreement.
     “RBA” —as defined in Section 7.4.
     “Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Seller”—as defined in the first paragraph of this Agreement.
     “Seller Indemnified Party” — as defined in Section 10.2(d).
     “Shares”—as defined in the Recitals of this Agreement.
     “Shin”—as defined in the Recitals of this Agreement.
     “Shin Restricted Stock Agreement” — as defined in the Recitals of this Agreement.
     “Tax” (or, collectively, “Taxes”) — (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under IRC Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of RAB for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of RAB under any Tax indemnity agreement.

     “Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
     “Transaction Documents”—this Agreement, the Closing Certificates executed by Seller and Buyer with specific reference to this Agreement, and any other documents, instruments, or certificates signed by the parties to effect the Contemplated Transactions.